INDEPENDENT AUDITORS’ CONSENT

We consent to the use in the amended Registration Statement of Uranerz Energy Corporation (formerly Carleton Ventures Corp.) on Form SB-2/A of our Report of Independent Registered Public Accounting Firm, dated March 18, 2005, on the balance sheet of Uranerz Energy Corporation as at December 31, 2004, and the related statements of operations, cash flows, and stockholders’ equity for the year December 31, 2004, and for the cumulative period from May 26, 1999 (date of inception) to December 31, 2004.

In addition, we consent to the reference to us under the heading “Experts and Legal Counsel” in the Registration Statement.

Vancouver, Canada January 15, 2007	“Morgan & Company” Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1